Exhibit 17

AMENDED AND RESTATED JOINT FILING AGREEMENT

This Amended and Restated Joint Filing Agreement is dated as of February 26, 2008 and is made by and among Dubai World, a Dubai, United Arab Emirates government decree entity (“Dubai World”), Infinity World Holding Ltd., a United Arab Emirates offshore corporation (“Infinity Holding”), Infinity World (Cayman) Holding, a Cayman Islands exempted company (“Cayman Holding”), Infinity World (Cayman) L.P., a Cayman Islands exempted limited partnership (“Cayman LP”), Infinity World Investments Corporation, a Cayman Islands exempted company (“Cayman Investments”) and Infinity World Investments LLC, a Nevada limited liability company (“Infinity World”).

WHEREAS, each of Cayman LP, Cayman Holding, Infinity Holding and Dubai World are parties to that certain Joint Filing Agreement dated as of December 28, 2007 (the “Original Agreement”), pursuant to the terms of which such parties agreed to provide for the filing of a joint Schedule 13D, and all amendments thereto, with respect to shares of common stock, par value $0.01, of MGM MIRAGE (the “Shares”);

WHEREAS, each of Cayman LP, Cayman Holding, Infinity Holding and Dubai World desire by this Agreement to amend and restate the Original Agreement in its entirety to add Cayman Investments and Infinity World thereto and to provide for the joint filing on behalf of each of them of a Statement on Schedule 13D (including any and all amendments thereto) with respect to the Shares.

NOW, THEREFORE, the parties hereto agree as follows:

In accordance with Rule 13d-1(k) under the Securities and Exchange Act of 1934, as amended, the parties agree to the joint filing on behalf of each of them of a Statement on Schedule 13D (including any and all amendments thereto) with respect to the Shares, and further agree that this Amended and Restated Joint Filing Agreement shall be included as an exhibit to such joint filings.

The parties further agree that each party hereto is responsible for the timely filing of such Statement on Schedule 13D and any amendments thereto, and for the accuracy and completeness of the information concerning such party contained therein; provided, however, that no party is responsible for the accuracy or completeness of the information concerning any other party, unless such party knows or has a reason to believe that such information is inaccurate.

This Amended and Restated Joint Filing Agreement may be signed in counterparts with the same effect as if the signature on each counterpart were upon the same instrument.

IN WITNESS WHEREOF, the undersigned have executed this Amended and Restated Joint Filing Agreement as of February 26, 2008.

DUBAI WORLD, a Dubai, United Arab Emirates government decree entity		INFINITY WORLD (CAYMAN) L.P., a Cayman Islands exempted limited partnership
By: Infinity World (Cayman) Holding Its: General Partner

/s/ Abdul Wahid A. Rahim Al Ulama		/s/ Abdul Wahid A. Rahim Al Ulama
Name:	Abdul Wahid A. Rahim Al Ulama	Name:	Abdul Wahid A. Rahim Al Ulama
Title:	Group Chief Legal Officer	Title:	Secretary

INFINITY WORLD HOLDING LTD., a United Arab Emirates offshore corporation		INFINITY WORLD (CAYMAN) HOLDING, a Cayman Islands exempted company

/s/ Abdul Wahid A. Rahim Al Ulama		/s/ Abdul Wahid A. Rahim Al Ulama
Name:	Abdul Wahid A. Rahim Al Ulama	Name:	Abdul Wahid A. Rahim Al Ulama
Title:	Secretary	Title:	Secretary

INFINITY WORLD (CAYMAN) INVESTMENTS CORPORATION, a Cayman Islands exempted company		INFINITY WORLD INVESTMENTS LLC, a Nevada limited liability company

/s/ Abdul Wahid A. Rahim Al Ulama		/s/ Abdul Wahid A. Rahim Al Ulama
Name:	Abdul Wahid A. Rahim Al Ulama	Name:	Abdul Wahid A. Rahim Al Ulama
Title:	Secretary	Title:	Secretary